EXHIBIT 99.1

Innovation Pharmaceuticals Informed Next Phase of Brilacidin Coronavirus (COVID-19) Testing to Begin Week of May 4

WAKEFIELD, MA – April 27, 2020 (GLOBE NEWSWIRE) Innovation Pharmaceuticals (OTCQB:IPIX) (“the Company”), a clinical stage biopharmaceutical company, is pleased to report the Company has been informed by researchers at the U.S. Regional Biocontainment Laboratory (RBL) that continued coronavirus (COVID-19) testing of Brilacidin, the Company’s defensin-mimetic drug candidate, is scheduled to begin the week of May 4.

Concurrently, the Company is prioritizing Brilacidin’s clinical development by taking steps to rapidly advance Brilacidin testing in human trials, including preparations for engaging with regulatory authorities, as the research continues into the drug’s antiviral properties.

Results from initial testing at the RBL showed that Brilacidin had antiviral activity against SARS-CoV-2 in Vero cells, a screening assay using a monkey epithelial cell-line. Proposed further research studies to be conducted at the RBL include:

●        Testing Brilacidin’s direct virucidal activity on SARS-CoV-2 in human lung epithelial cells (by preincubating the novel coronavirus with Brilacidin at varying concentrations and times of incubation);

●        Obtaining the in vitro concentration of Brilacidin that gives half-maximal response, the EC50 value, in lung epithelial cells;

●        Determining impact of multiple dose exposure of Brilacidin on SARS-CoV-2 (assessing potential for achieving greater virus control without inducing toxicity);

●        Evaluating time-to-treatment windows as a post-exposure therapeutic (by introducing Brilacidin at 4, 8, and 16 hours post-initial infection, with virus cultures carried forward up to 48 hours);

●        Exploring if Brilacidin has synergistic properties with other small molecules that have antiviral activity.

Brilacidin and COVID-19

Brilacidin is one of the few drugs targeting COVID-19 that has been tested in Phase 2 human trials for other clinical indications, providing an established safety and efficacy profile, thereby potentially enabling it to rapidly help address the emerging worldwide coronavirus crisis. Lab testing conducted at a U.S.-based Regional Biocontainment Laboratory (RBL) supports Brilacidin’s antiviral activity in directly inhibiting SARS-CoV-2 in cellular assays, with a molecular screening study of 11,552 compounds also supporting it as a promising novel coronavirus treatment. Additional pre-clinical and clinical data support Brilacidin’s potential to inhibit the production of IL-6, IL-1β, TNF-α and other pro-inflammatory cytokines and chemokines (e.g., MCP-1), which have been identified as central drivers in the worsening prognoses of COVID-19 patients. Brilacidin’s antimicrobial properties might also help to fight secondary bacterial infections, which can co-present in up to 20 percent of COVID-19 patients. These data collectively support Brilacidin as a particularly promising and unique (3 in 1 combination: antiviral, immune/anti-inflammatory, and antimicrobial) anti-COVID-19 therapeutic candidate.

For researchers and institutions interested in collaborating on Brilacidin for COVID-19, please send inquiries to: covid19@ipharminc.com

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About Innovation Pharmaceuticals

Innovation Pharmaceuticals Inc. (IPIX) is a clinical stage biopharmaceutical company developing a world-class portfolio of innovative therapies addressing multiple areas of unmet medical need, including inflammatory diseases, cancer, infectious disease, and dermatologic diseases. Brilacidin, a versatile compound with broad therapeutic potential, is in a new chemical class called defensin-mimetics. A Phase 2 trial of Brilacidin as an oral rinse for the prevention of Severe Oral Mucositis (SOM) in patients with Head and Neck Cancer, met its primary and secondary endpoints, including reducing the incidence of SOM. The Company plans to advance Brilacidin oral rinse into Phase 3 development, subject to available financial resources. Positive results were also observed in a Phase 2 Proof-of-Concept trial treating patients locally with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS). Brilacidin for UP/UPS was licensed to Alfasigma S.p.A. in July 2019. A Phase 2b trial of Brilacidin showed a single intravenous dose of the drug delivered comparable outcomes to a seven-day dosing regimen of the FDA-approved blockbuster daptomycin in treating Acute Bacterial Skin and Skin Structure Infection. Kevetrin is a novel anti-cancer drug shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations and has successfully completed a Phase 2 trial in Ovarian Cancer. More information is available on the Company website at www.IPharmInc.com.

Forward-Looking Statements: This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning the future execution of a definitive agreement with a global pharmaceutical company and the anticipated terms thereof, our future drug development plans, other statements regarding future product developments, and markets, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock under securities purchase agreements; the fact that the Company’s licensee(s) may not successfully complete pre-clinical or clinical testing and the Company will not receive milestone payments, or the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT

Innovation Pharmaceuticals Inc.

Leo Ehrlich

info@ipharminc.com

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